INNODATA CORPORATION
                                95 ROCKWELL PLACE
                            BROOKLYN, NEW YORK 11217

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 21, 1999

TO THE STOCKHOLDERS OF INNODATA CORPORATION:

     The Annual Meeting of Stockholders of Innodata Corporation (the "Company") will be held at 95 Rockwell Place, Brooklyn, New York 11217, Fifth Floor Conference Room, at 11:00 A.M. on Thursday, October 21, 1999, for the following purposes:

(1) To elect eight Directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

(2) To ratify the selection and appointment by the Company's Board of Directors of Grant Thornton LLP, independent auditors, as auditors for the Company for the year ended December 31, 1999; and

(3) To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement, form of Proxy, the Annual Report to Stockholders of the Company for the year ended December 31, 1998 and the Financial Report for the six months ended June 30, 1999 and 1998 are enclosed herewith. Only holders of record of Common Stock of the Company at the close of business on September 15, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the office of the Secretary of the Company, located at 95 Rockwell Place, Brooklyn, New York 11217.

                              By  Order  of  the  Board  of  Directors,



                              Martin  Kaye
                              Secretary

Brooklyn,  New  York
September  21,  1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND IF PRESENT AT THE MEETING MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE COMPANY.

                              INNODATA CORPORATION
                                95 ROCKWELL PLACE
                            BROOKLYN, NEW YORK 11217


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Innodata Corporation (the "Company") of proxies in the form enclosed. Such Proxies will be voted at the Annual Meeting of Stockholders of the Company to be held at 95 Rockwell Place, Brooklyn, New York 11217, Fifth Floor Conference Room, at 11:00 A.M. on Thursday, October 21, 1999 (the "Meeting") and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     This Proxy Statement and accompanying Proxy are being mailed on or about September 21, 1999 to all stockholders of record on September 15, 1999 (the "Record Date").

     Any stockholder giving a Proxy has the power to revoke the same at any time before it is voted. The cost of soliciting Proxies will be borne by the Company. The Company has no contract or arrangement with any party in connection with the solicitation of proxies. Following the mailing of the Proxy materials, solicitation of Proxies may be made by officers and employees of the Company by mail, telephone, telegram or personal interview. Properly executed Proxies will be voted in accordance with instructions given by stockholders at the places provided for such purpose in the accompanying Proxy. Unless contrary instructions are given by stockholders, it is intended to vote the shares represented by such Proxies FOR the election of the eight nominees for director named herein and FOR the selection of Grant Thornton LLP as independent auditors. The current members of the Board of Directors presently hold voting authority for Common Stock representing an aggregate of 1,325,265 votes, or approximately 28% of the total number of votes eligible to be cast at the Annual Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on all of the proposals.

                                VOTING SECURITIES

     Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were 4,811,469 outstanding shares of common stock, par value $.01 per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting in determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 31, 1999 information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors, and (iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o Company, 95 Rockwell Place, Brooklyn, NY 11217.



<BTB>
                                            SHARES OWNED BENEFICIALLY (1)
                                         AMOUNT AND NATURE
NAME AND ADDRESS OF                         OF BENEFICIAL
BENEFICIAL OWNER                                OWNERSHIP      PERCENT OF CLASS

Track Data Corporation (2)                        644,244              14.2%

Barry Hertz (3)                                   824,643              17.6%

Todd Solomon (4)                                  831,792              17.3%

Jack Abuhoff (5)                                  435,789               8.8%

Martin Kaye (6)                                   116,247               2.5%

Stephen Agress (7)                                 44,499                *

Jurgen Tanpho (8)                                  24,081                *

Jan Palmen (8)                                      9,000                *

Albert Drillick (9)                                21,582                *

Dr. E. Bruce Fredrikson (10)
Syracuse University
School of Management
Syracuse, NY 13244                                 45,243                *

Morton Mackof (9)                                  21,582                *

Stanley Stern (11)                                 14,907                *

All Officers and Directors
as a Group (11 persons)
(3)(4)(5)(6)(7)(8)(9)(10)(11)                   2,389,365              42.4%



_____________________________
* Less than 1%.
1. Except as noted otherwise, all shares are owned beneficially and of record. Includes shares pursuant to options presently exercisable or which are exercisable within 60 days. Based on 4,523,469 shares outstanding. All numbers have been adjusted to reflect three for one stock split declared on August 17, 1999.
2. Consists of 644,244 shares owned by Track Data Corporation, which is majority owned by Mr. Hertz.
3. Includes 644,244 shares owned by Track Data Corporation, which is majority owned by Mr. Hertz, 8,400 shares held in a pension plan for the benefit of Mr. Hertz and currently exercisable options to purchase 171,999 shares of Common Stock.
4. Includes currently exercisable options to purchase 291,846 shares of Common Stock.
5. Includes currently exercisable options to purchase 408,789 shares of Common Stock.
6. Includes currently exercisable options to purchase 106,248 shares of Common Stock.
7. Includes currently exercisable options to purchase 41,499 shares of Common Stock.
8. Consists of shares issuable upon exercise of currently exercisable options granted under the Company's Stock Option Plans.
9. Includes currently exercisable options to purchase 9,123 shares of Common Stock and 12,459 shares held in the Track Data Phantom Unit Trust to be released upon termination of association with the Company or Track Data Corporation, or earlier with approval of the Board of Directors.
10. Includes currently exercisable options to purchase 35,244 shares of Common Stock.
11. Includes currently exercisable options to purchase 10,173 shares of Common Stock and 4,734 shares held in the Track Data Phantom Unit Trust to be released upon termination of associationwith the Company or Track Data Corporation, or earlier with approval of theBoard of Directors.

ITEM I. ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed form of Proxy, unless such form of Proxy specifies otherwise, to nominate and to vote the shares represented by such Proxy FOR the election of Barry Hertz, Todd Solomon, Jack Abuhoff, Albert Drillick, Dr. E. Bruce Fredrikson, Martin Kaye, Morton Mackof and Stanley Stern to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company.
The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting.


<BTB>

NAME                     AGE  POSITION
----                     ---  --------

Barry Hertz               49  Chairman of the Board of Directors

Jack Abuhoff              38  President, Chief Executive Officer and Director

Todd Solomon              37  Vice Chairman of the Board of Directors and
                              Consultant

Martin Kaye               52  Executive Vice President, Chief Financial
                              Officer, Secretary and Director

Stephen Agress            38  Vice President - Finance

Jurgen Tanpho             34  Vice President - Operations

Jan Palmen                44  Vice President - Sales

Dr. Albert Drillick       53  Director

Dr. E. Bruce Fredrikson   61  Director

Morton Mackof             51  Director

Stanley Stern             49  Director


     BARRY HERTZ has been Chairman since 1988 and Chief Executive Officer of the Company until August 1995. He founded Track Data Corporation ("Track") in 1981.He was Track's sole stockholder and Chief Executive Officer until its merger (the "Merger") on March 31, 1996 with Global Market Information, Inc. ("Global"), a public company co-founded by Mr. Hertz, who was its Chairman and Chief Executive Officer. Upon consummation of the Merger, Global changed its name to Track Data Corporation ("TDC"). Mr. Hertz holds a B.S. degree in mathematics from Brooklyn College (1971) and an M.S. degree in computer science from New York University (1973).

     JACK ABUHOFF was retained as President and CEO effective September 15, 1997. He has been a Director of the Company since its founding. From 1995 to 1997 he was Chief Operating Officer of Charles River Corporation, an international systems integration and outsourcing firm. From 1992 to 1994, he was employed by Chadbourne & Parke, and engaged in Sino-American technology joint ventures with Goldman Sachs. He practiced international corporate law with White & Case from 1986 to 1992. He holds an A.B. degree from Columbia College (1983) and a J.D. degree from Harvard Law School (1986).

     TODD SOLOMON has been Vice Chairman and consultant to the Company since his resignation as President and CEO on September 15, 1997. He served as President and a Director of the Company since its founding by him in 1988. He had been Chief Executive Officer since August 1995. Mr. Solomon was President of Ruck Associates, an executive recruiting firm from 1986 until 1987. Mr. Solomon holds an A.B. in history and physics from Columbia University (1986). He was also a director of TDC until his resignation in December 1997.

     MARTIN KAYE has been Chief Financial Officer of the Company since October 1993 and was elected Vice President - Finance in August 1995 and was elected Executive Vice President in March 1998. He has been a Director since March 1995. He is a certified public accountant and serves as Vice President of Finance and a Director of TDC. Mr. Kaye had been an audit partner with Deloitte & Touche for more than five years until his resignation in 1993.
Mr. Kaye holds a B.B.A. in accounting from Baruch College (1970).

     STEPHEN AGRESS was elected Vice President - Finance in March 1998. He served as Corporate Controller since joining the Company in August 1995. Mr. Agress is a certified public accountant and had been a senior audit manager with Deloitte & Touche for more than five years prior to his resignation in 1995. Mr. Agress holds a B.S. in accounting from Yeshiva University (1982).

     JURGEN TANPHO was elected Vice President - Operations in March 1998. He served in various management capacities since joining the Company in 1991, most recently in the position of Assistant to the President of Manila Operations. He holds a B.S. degree in industrial engineering from the University of the Philippines (1986).

     JAN PALMEN was elected Vice President - Sales in February 1999. Mr. Palmen was chief operating officer at SPI Technologies, Inc., a leading competitor of the Company, from 1995 through 1998. Prior to SPI, he was general manager, production for Reed/Elsevier from 1991 through 1995. He was also a member of the steering committee for global SGML implementation. Before that, he spent three years with United Dutch Publishers as head of sales and production and two years with a global management consultancy company as a strategic consultant. He holds a M.B.A. degree (1979) in marketing, economics and logistics management and a B.B.A. degree (1976) in economics and marketing, both from Erasmus University in Amsterdam.

     DR. ALBERT DRILLICK has been a Director of the Company since 1990. He has served as a director of applications and senior systems analyst for TDC for more than the past five years. He holds a Ph.D. degree in mathematics from New York University Courant Institute (1971).

     DR. E. BRUCE FREDRIKSON has been a Director of the Company since August 1993. He is currently a professor of finance at Syracuse University School of Management where he has taught since 1966 and has previously served as chairman of the finance department. Dr. Fredrikson has a B.A. in economics from Princeton University and a M.B.A. and a Ph.D. in finance from Columbia University. He is a director of Eagle Finance Corp., a company that acquires and services non-prime automobile installment sales contracts. He is also an independent general partner of Fiduciary Capital Partners, L.P. and Fiduciary Capital Pension Partners, L.P. He is also a director of TDC.

     MORTON MACKOF has been a Director of the Company since April 1993. He is President and CEO of Third Millennium Technology Inc., a company involved in information technology consulting and software development. He had been executive vice president of Track since February 1991 and was elected its President in December 1994, and since the Merger served as President of TDC.
He resigned as President in November 1996. From 1986 to 1991, he was president of Medical Leasing of America, Inc. From 1981 to 1986 he was vice president of sales with Fonar Corp. He holds a B.S. degree in electrical engineering from Rensselaer Polytechnic Institute (1970) and did graduate work in computer science. He is also a director of TDC.

     STANLEY STERN has been a Director of the Company since August 1988. He was chief operating officer of Track, and in predecessor positions, for more than five years and since the Merger was Executive Vice President of TDC until his resignation in December 1996. Since January 1998, Mr. Stern has been Chief Operating Officer of Integrated Medical Technologies, Inc., an Internet-based provider of medical services information. Mr. Stern holds a B.B.A. from Baruch College (1973). He is also a director of TDC.

     There are no family relationships between or among any directors or officers of the Company. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the discretion of the Board.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the year ended December 31, 1998. Each director attended at least 75% of all of the meetings of the Board of Directors held during the period in 1998 such person served as director.

     Dr. Fredrikson and Mr. Stern served on the Company's Audit Committee. The function of the Audit Committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal accounting methods and procedures, and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The Audit Committee did not meet separately during 1998. The Board of Directors does not have a Compensation or Nominating Committee. The Board of Directors has designated Messrs. Stern and Fredrikson to serve as administrators of the Company's 1994 and 1995 Stock Option Plans.

COMPLIANCE  WITH  SECTION  16(A)  OF  THE  EXCHANGE  ACT

     The Company believes that during the period from January 1, 1998 through December 31, 1998 all officers, directors and greater than ten-percent beneficial owners complied with Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by the Company for services to the Company during the three fiscal years ended December 31, 1998 to those executive officers whose aggregate cash and cash equivalent compensation exceeded $100,000. All information with respect to number of shares and stock prices has been adjusted to reflect a three for one stock split declared on August 17, 1999.


                           SUMMARY COMPENSATION TABLE

<BTB>
                                                                 NUMBER OF
NAME AND PRINCIPAL             FISCAL    ANNUAL COMPENSATION   STOCK OPTIONS
POSITION                         YEAR      SALARY      BONUS      AWARDED

Jack Abuhoff                     1998     $200,000   $20,000       62,499
President, CEO since                                             A328,542
September 1997                   1997       37,500      -         343,500

Barry Hertz                      1998      $ 75,000     $-         42,000
Chairman                                                      (A) 111,000
                                 1997        50,000      -         39,999
                                 1996        50,000      -           -

Todd Solomon                     1998      $ 93,750     $-         31,500
President, CEO through                                        (A) 215,097
September 1997, Vice             1997       209,166      -         60,999
Chairman of the Board            1996       231,000      -         30,999
and Consultant thereafter


(A) Options granted in prior years and repriced in 1998

The above compensation does not include certain insurance and other personal benefits, the total value of which does not exceed as to any named officer, the lesser of $50,000 or 10% of such person's cash compensation. The Company has not granted any stock appreciation rights nor does it have any "long-term incentive plans," other than its stock option plans.


                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

<BTB>
                              PERCENT OF TOTAL
                 NUMBER OF     OPTIONS GRANTED       EXERCISE     EXPIR-
                   OPTIONS     TO EMPLOYEES IN          PRICE      ATION
NAME               GRANTED         FISCAL YEAR      PER SHARE       DATE

Jack Abuhoff        62,499             12%         $1.00-2.00     7/2003
Barry Hertz         42,000              8%              $2.00     7/2003
Todd Solomon        31,500              6%              $2.00     7/2003



The options become exercisable one half on the first anniversary and one half on the second anniversary.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR;
                          FISCAL YEAR END OPTION VALUES


<BTB>
                                   NUMBER OF                  VALUE OF
                                 UNEXERCISED           UNEXERCISED IN-
                                   OTIONS AT         THE-MONEY OPTIONS
                  SHARES       FISCAL YR END        AT FISCAL YEAR END
                 ACQUIRED       EXERCISABLE/              EXERCISABLE/
NAME          ON EXERCISE      UNEXERCISABLE             UNEXERCISABLE

Jack Abuhoff         None     64,497/360,042           $69,872/$30,238

Barry Hertz          None     39,999/153,000           $43,332/$12,800

Todd Solomon         None     60,999/246,597           $66,082/$43,978





DIRECTORS  COMPENSATION

     Dr. E. Bruce Fredrikson and Stanley Stern were compensated at the rate of $1,250 and $833 per month, respectively, plus out-of-pocket expenses for each meeting attended. No other director is compensated for his services as director. Further, Messrs. Fredrikson and Stern received options to purchase 7,500 and 3,600 shares, respectively, in 1998.

EMPLOYMENT  AGREEMENTS

     The Company has a three-year employment agreement through August 2000 with Jack Abuhoff, its President and CEO. He is currently paid at the rate of $240,000 per annum with any bonuses and future increases at the discretion of the Board of Directors. In addition, each December 31 during the term of the agreement he will receive 30,999 options to purchase common stock of the Company at then prevailing market prices. In consideration of the signing of the agreement he was granted five year options as follows (after repricing in June 1998): 30,000 options at $1.00 per share; 49,998 at $1.67; 69,999 at
$2.00; 90,000 at $2.33; and 99,999 at $5.17. The options are exercisable upon the earliest to occur of (i) various dates during 1999; or (ii) in the event of a sale of the Company where a third party acquires more than 50% of the Company.

     The Company has an employment agreement with Todd Solomon, its former President and CEO, expiring September 30, 2000 that provides for a salary of $75,000 per annum. He will serve as Vice Chairman of the Board and in executive capacities as designated by the CEO or the Board of Directors.

REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

     The Board believes that stock options are an important component of executive compensation and has granted stock options each year. These options usually vest over two or three years and expire after five years. The value of stock options is directly tied to the value of a share of the Company's common stock. In view of the accomplishments in the successful restructuring of the Company in 1997, the early success of the new facility in India, and the large contract signed with LOIS for $5.4 million, the Board deemed it appropriate to reward management and employees. While the market price of the Company's common stock declined, the Company achieved good results. To provide further incentive to management and employees and to stimulate their efforts on behalf of the Company, it was determined to reprice existing options. Accordingly, in June 1998, options outstanding for Mr. Abuhoff and all other officers, directors and employees were repriced by reducing the exercise prices from $2.33 - $5.00 to $1.67 - $2.88, while at the same time extending the vesting on these options to become exercisable on various dates in 1999, notwithstanding whether any options were already exercisable. The market price at the time of repricing was $1.67 per share.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     For the Company's fiscal year ended December 31, 1998, Messrs. Hertz, Solomon, Abuhoff and Kaye were officers of the Company and were members of the Board of Directors (there is no compensation committee). Mr. Hertz is Chairman and CEO of Track Data Corporation and Mr. Kaye is Chief Financial Officer and a director of Track Data Corporation. Messrs. Mackof, Fredrikson and Stern are also directors of Track Data Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during the fiscal year ended December 31, 1998.


          ITEM II.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to approval by the stockholders, the Board of Directors has appointed Grant Thornton LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Grant Thornton LLP also served as the Company's auditors for the fiscal years ended December 31, 1998 and 1997. It is expected that a representative of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from stockholders.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION
 ----------------------------------------------------------------------------
         OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS
         ----------------------------------------------------------------

                                  VOTE REQUIRED

     The affirmative vote of a majority of the votes cast at the Annual Meeting,assuming a quorum is present, is required to elect directors and to approve the selection of auditors. Abstentions will not be counted as affirmative votes. The current members of the Board of Directors presently hold voting authority for Common Stock representing an aggregate of approximately 1,325,265 votes, or approximately 28% of the total number of votes eligible to be cast at the Annual Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on all of the proposals.

                             EXPENSE OF SOLICITATION

     The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of the stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

                            PROPOSALS OF STOCKHOLDERS

     Stockholders of the Company who intend to present a proposal for action at the next Annual Meeting of Stockholders of the Company must notify the
 Company's management of such intention by notice in writing received at the Company's principal executive offices on or before May 23, 2000 in order for such proposal to be included in the Company's Proxy Statement and form of proxy relating to such Meeting. Stockholders who wish to present a proposal for action at the next Annual Meeting are advised to contact the Company as soon as possible in order to permit the inclusion of any proposal in the Company's proxy statement.

                                  OTHER MATTERS

     The Company knows of no items of business that are expected to be presented for consideration at the Annual Meeting which are not enumerated herein. However, if other matters properly come before the Meeting, it is intended that the person named in the accompanying Proxy will vote thereon in accordance with his best judgement.

     PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Brooklyn, New York                          By Order of the Board of Directors
September 21, 1999



                                            Martin Kaye, Secretary

PROXY

                              INNODATA CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of Common Stock of Innodata Corporation (the "Company") hereby revokes all previous proxies, acknowledges receipt of the Notice of the Meeting of Stockholders to be held on Thursday, October 21, 1999, and hereby appoints Barry Hertz and Martin Kaye, and each of them, as proxies of the undersigned, with full power of substitution, to vote and otherwise represent all of the shares of the undersigned in the Company at said meeting and at any adjournments thereof with the same effect as if the undersigned were present and voting the shares. The shares represented by this proxy shall be voted on the following matters and, in their discretion, upon any other business which may properly come before said meeting.

1.  Election  of  Directors:



<BTB>
/ / For all nominees listed below      / /  Withhold authority
    (except as indicated)                   to vote for all
                                            nominees listed below


To withhold authority for any individual nominee, strike through that nominee's name in the list below.

       Barry  Hertz          Todd  Solomon               Morton  Mackof
       Jack Abuhoff          Martin Kaye                 Stanley Stern
       Albert Drillick       E.  Bruce Fredrikson

2. Ratification of the selection of Grant Thornton LLP as independent auditors:

     /  /     For     /  /     Against     /  /     Abstain

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ABOVE NOMINEES, FOR SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

          Dated:------------------,  1999

          Signature(s) of Stockholder
                                       -------------------------------

          (Title, if appropriate)
                                   -----------------------------------

This proxy should be signed by the Stockholder(s) exactly as his or her name appears hereon. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, each owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE